Exhibit (a)(15)

GLOBAL EXCHANGE OF STOCK OPTIONS

A NEW BEGINNING

BLOCKBUSTER GLOBAL EXCHANGE OF STOCK OPTIONS: A NEW BEGINNING

Blockbuster Inc. is offering eligible employees the opportunity to exchange stock options for restricted shares. This booklet provides a general description of the offer and includes information you should consider when deciding whether to participate.

For a complete description of the offer, please read the Offer to Exchange included with this package and on the EquiServe exchange web site at http://www.eproxyvote.com/bbi-stock.

The Opportunity is Yours

Stock options allow you to benefit from increases in the market price of Blockbuster Inc. class A common stock. Recognizing that most outstanding Blockbuster Inc. stock options are “underwater” (meaning the exercise price is higher than the current market price) and looking to restore the retention and motivational value of the options, Blockbuster Inc. is offering you the opportunity to exchange your options for restricted shares.

It’s a One-Time Offer, for a Limited Time, and Is Completely Voluntary

You can choose whether to participate in the option exchange program — the decision is entirely yours. This is a one-time offer, and it will only be available to you for a limited time. In this package, you’ll find the Offer to Exchange, which will provide full information about the option exchange program.

Option Exchange Program at a Glance

The following table outlines the basic provisions of the Blockbuster Global Exchange of Stock Options Program. For details about the provisions, please read the Offer to Exchange carefully.

PROVISION DESCRIPTION

Options Eligible for Exchange Outstanding, unexercised options granted to-date under the Blockbuster Inc. 1999 Long-Term Management Incentive Plan.

Eligible Employees Any employee in a participating country with options outstanding as of the expiration date of the exchange period. U.S. employees who hold 400 or more outstanding, unexercised stock options are eligible to exchange those options for restricted shares. Employees who hold fewer than 400 outstanding, unexercised stock options are eligible to exchange those options for cash only.

Exchange Ratio Because of the varying exercise prices of existing stock options, the exchange ratio differs by grant. Please refer to your Personalized Statement included with this package for the exact exchange ratio for each of your eligible grants.

All or Nothing Decision • You decide whether to exchange all outstanding Blockbuster Inc. options or none.

You cannot elect to exchange only some of your options.

• If you elect to participate, all of your outstanding Blockbuster Inc. options will be cancelled and exchanged for restricted shares.

• If you choose not to exchange your options, you don’t need to take any action. In that case, you’ll continue to hold your existing options until you exercise them or they expire.

Election Period You may elect to exchange your existing options anytime between November 9, 2004 and December 10, 2004 at 5:00 p.m. ET. You must be a Blockbuster employee on the expiration date of the offer in order for your exchange election to be valid.

Withdrawal Period You may elect to withdraw your exchange election anytime before 5:00 p.m. ET on December 10, 2004.

Grant of Restricted Shares Restricted shares will be granted effective as of December 10, 2004.

UN NUEVO COMIENZO • UN NOUVEAU DÉPART •
UN NUOVO INIZIO • A NEW BEGINNING • UN

How to Exchange Your Options: A Step-by-Step Guide

Exchanging your options is easy. Please follow the steps outlined below:

Step 1: Get the facts.

- Read the Offer to Exchange carefully. You may also want to visit the EquiServe exchange web site at **http://www.eproxyvote.com/bbi-stock.**

Step 2: Get ready.

- Have your Personalized Statement in front of you.
- Have your Control Card number available (shown on your personalized Election Form). If you do not have a Control Card number, you can call 1-800-726-7438 between 9:00 a.m. – 5:00 p.m. ET to speak to an EquiServe representative.

Step 3: Make your election by December 10, 2004.

- You have multiple ways to make your election:
  - > Online via the EquiServe exchange web site at **http://www.eproxyvote.com/bbi-stock.**
  - > By fax, by completing and signing your Election Form enclosed with this package. Fax your completed form to EquiServe at 1-201-324-3247.
  - > By mail, by completing and signing your Election Form enclosed with this package. There is a return envelope included with this package for you to use in returning your Election Form.
- You may be required to furnish other information such as your EquiServe account number.

If you choose not to exchange your options, you don't need to take any action. In that case, you'll continue to hold your existing options until you exercise them or they expire.

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Upon making your election, you will also need to make a choice on how to satisfy your tax withholding obligation.

A taxable event occurs each time your restricted shares vest. You may choose to: Have EquiServe automatically sell some of the shares of Blockbuster Inc. class A common stock to satisfy the estimated tax withholding obligation and pay applicable sales commissions, or Pay the withholding taxes on the vested shares yourself. If you choose this option, you will be notified of the amount of withholding taxes you owe. You will need to submit your tax withholding check to: Blockbuster Inc.

ATTN: Donna Godfrey 961 East Main Street Spartanburg, SC 29302

If you elect to pay the withholding taxes yourself, your check must be received by December 24 of the year in which the applicable shares vest. If your check is not received by this deadline, EquiServe will sell enough of your shares to satisfy the tax withholding obligation and pay applicable sales commissions.

Finally, the EquiServe exchange web site and the Election Form enclosed with this package will require you to verify that you have read and that you agree to the terms of the Restricted Share Award Agreement included as an appendix to the Offer to Exchange.

Be aware that the form of tax withholding payment you elect will stay in effect for the term of your grant, unless you terminate the tax withholding election in writing. So, each year upon vesting, EquiServe will either sell shares to satisfy your tax withholding obligation or you will be required to pay the amount of withholding taxes you owe —depending on the tax withholding election you made in 2004.

If you have a question about the number of options you have available for exchange, please call EquiServe at 1-800-726-7438 or email to seso@equiserve.com.

If you change your mind during the election period, you can withdraw your decision to exchange options. To do that, you must use the Withdrawal Form included as an appendix to the Offer to Exchange. You can either fax your Withdrawal Form to EquiServe at 1-201-324-3247 or mail it to: EquiServe ATTN: Mike Hillier 525 Washington Blvd.

Third Floor

Jersey City, NJ 07303

You may access your account on the EquiServe web site at www.optionsplan.com to view your updated account balance.

Restricted Shares: How They Work

A restricted share award is a grant of Blockbuster Inc. class A common stock that is issued and registered in your name. Unlike a stock option, you do not have to pay a purchase price for the shares. The award is an actual grant of Blockbuster Inc. class A common stock. However, these shares are subject to restrictions on transfer and subject to forfeiture if future service requirements are not met. You will gain full ownership rights as the shares vest.

On the vesting date, the restriction is removed and you become the full owner of the shares. When the restriction is removed, you can manage the shares with the rest of your personal investments. One-third of the restricted shares you receive in 2004 will vest shortly after grant, while the remaining two-thirds will vest in equal installments each year until you are fully vested at the end of two years.

The value you ultimately receive from your award depends on the future value of Blockbuster Inc. class A common stock. If the value of Blockbuster Inc. class A common stock rises, your restricted shares will be worth more. However, if the value of Blockbuster Inc. class A common stock declines, your restricted shares will be worth less. Unlike stock options, which only have value if the stock value increases, vested restricted shares should always have some value.

Here is an overview of some of the key features of restricted shares:

Feature How It Works

Definition Restricted shares are shares of Blockbuster Inc. class A common stock issued to you that are subject to forfeiture and cannot be sold until the restrictions lapse.

Vesting For 2004, one-third of your award will vest shortly after grant. The remaining two-thirds will vest in equal installments each year until you are fully vested at the end of two years. Once vested, you may sell shares at any time.

Dividends You are eligible for dividends on all your restricted shares — vested and unvested.

Voting Rights You have voting rights on all your restricted shares — vested and unvested.

Taxation You are subject to taxes at various events:

Grant — Not taxable

Dividends — Dividends received during the restriction period are paid to you.

Blockbuster Inc. will report these dividends to you for tax purposes at the end of the calendar year on a 1099-DIV.

At Vesting – As vesting occurs and the restrictions lapse, the current market value of vested shares is taxed as ordinary income.

When You Sell Blockbuster Stock — Gain/Loss between value at vesting and value at sale is taxed as capital gain/loss (short- or long-term depending on holding period after vesting)

Transactions Upon vesting, you can:

(subject to insider • Hold the shares

trading policies) • Sell the shares

For 2004, you are being given a one-time opportunity to exchange your existing Blockbuster Inc. stock options for Blockbuster Inc. restricted shares. Please refer to your Personalized Statement enclosed with this package for a listing of your current stock options and the corresponding number of restricted shares for which you may choose to exchange.

If You Leave Blockbuster

If your employment with Blockbuster ends for any reason (termination, retirement, disability, death, etc.), unvested restricted shares are forfeited.

Once your restricted shares vest, they are yours to keep.

Nontransferability

Prior to vesting, your restricted shares may not be transferred, assigned, or pledged in any manner.

QUESTIONS AND ANSWERS

The Offer to Exchange contains a full description of the option exchange and includes some of the more frequently asked questions. We’ve included in this booklet answers to some of the questions you may have about the program, restricted shares and how they work. If you have further questions about the option exchange program, go to the EquiServe exchange web site at http://www.eproxyvote.com/bbi-stock or call EquiServe at 1-800-726-7438.

How do I decide whether to exchange or not? When do I need to make this decision?

We have provided details of your personal option holdings to help you make your decision, but ultimately it’s up to you. You need to decide whether the new restricted shares or the original options are more valuable to you. We encourage you to seek advice from your personal financial advisor. The Senior Executive Compensation Committee of our Board of Directors has approved this offer, but will not make any recommendation for participation.

In order to participate in this program, you need to make your election by

December 10, 2004. If you opt to fax or mail your Election Form to EquiServe, they must receive your form by 5:00 p.m. ET on December 10, 2004. Although we do not expect to extend this offer beyond December 10, 2004, we may choose to do so, in which case we will notify you of the extension.

What tools will I get to help me decide?

In this package, you are receiving a number of communication pieces to help you make your decision:

Announcement letter (on inside front cover of CD holder) — from John Antioco outlining the business reasons for the exchange program

Personalized statement — detailing your current Blockbuster Inc. stock options and the corresponding restricted share exchange ratio

CD — this interactive disk highlights the features of the exchange program. You can also link to the EquiServe exchange web site from this CD where you’ll be able to make your election

Election form — outlining the various ways you can make your election (online, fax, or mail)

Offer to Exchange — providing all of the details with regard to this exchange

Prospectus — outlining the 1999 and 2004 Long-Term Management Incentive Plan provisions

What will I be giving up by exchanging my options for restricted shares?

If you elect to participate, you will be giving up any future claim to your original options. You will be exchanging those options for the new Blockbuster Inc. restricted shares.

Is Blockbuster Inc. doing away with all stock options?

Blockbuster Inc. is not doing away with all stock options. We are simply adding another equity compensation tool to our equity compensation program — restricted shares. We believe that restricted shares will be effective as an incentive for our employees to focus on the long-term growth and profitability of our company.

Will I pay taxes now if I trade my options for shares?

You will not be required under current law to recognize income for tax purposes at the time of the exchange. You will be required to pay taxes on your restricted shares once they vest. For the restricted shares you receive in 2004, one-third of them will vest shortly after grant. This will create a taxable event for you.

What are my choices for paying my tax withholding obligation once my restricted share award vests?

You have two choices to satisfy your tax withholding obligation:

1) Have EquiServe automatically sell some of the shares of Blockbuster Inc. class A common stock to satisfy the estimated tax withholding obligation and pay applicable sales commissions.

You will be left with the number of shares that vested less the number of shares sold to cover your tax withholding obligation and pay applicable sales commissions, or

2) Pay the withholding taxes on the vested shares yourself. If you choose this option, you will be notified of the amount of withholding taxes you owe. You will need to submit your tax withholding check to: Blockbuster Inc.

ATTN: Donna Godfrey 961 East Main Street Spartanburg, SC 29302

If you elect to pay the withholding taxes yourself, your check must be received by December 24 of the year in which the applicable shares vest. If your check is not received by this deadline, EquiServe will sell enough of your shares to satisfy the tax withholding obligation and pay applicable sales commissions.

When you make your exchange election either on the EquiServe exchange web site, via fax, or via mail, you must also choose your form of tax payment. If you do not make a tax withholding election, then your exchange election will be void and you will retain your current outstanding stock options.

How can I determine how much will be withheld for taxes upon vesting?

If you elect to pay the taxes on your vested shares yourself, you will be notified of the amount of taxes you owe.

Important note: Blockbuster Inc. cannot provide tax advice — we strongly encourage you to seek the guidance of a tax professional regarding the tax implications of your restricted share award.

What are restricted shares?

A restricted share award is a grant of Blockbuster Inc. class A common stock that is subject to restrictions on transfer and subject to forfeiture if future service requirements are not met. Provided that you remain our employee, you will gain full ownership rights over the next two years once the shares vest completely.

How do restricted shares differ from a stock option?

Restricted shares provide an advantage over stock options. Stock options give you the right to purchase shares of Blockbuster Inc. class A common stock at a fixed price over a specified period of time after certain time requirements of continued employment are met. With restricted shares, Blockbuster Inc. is actually giving you shares of Blockbuster Inc. class A common stock that vest upon your remaining a Blockbuster employee for specified periods without requiring you to pay an exercise price to receive the shares.

How was the exchange ratio calculated? Why does the exchange ratio vary by grant?

Blockbuster Inc. determined (in consultation with our external compensation consultants), and the Senior Executive Compensation Committee of our Board of Directors approved, the exchange ratios after considering several elements. Those considerations include assessing the Black-Scholes valuation of current stock options along with the relative retention value of restricted shares, as well as the overall compensation costs to the company. The Black-Scholes option pricing model is a commonly used method of valuing stock options.

The Black-Scholes valuation differs by the exercise price of the options, therefore creating the different exchange ratios for different grants of stock options.

Will I get a restricted share award every year?

Going forward, the Senior Executive Compensation Committee of our Board of Directors will determine who receives grants, if any, each year. You are receiving the opportunity for restricted shares this year due to the change in Blockbuster Inc.’s stock option granting policies and because we are celebrating our new independence as a company. Receipt of a grant in one year does not guarantee you will receive a grant in subsequent years.

How will my restricted shares be held until I am vested?

Your restricted shares will be issued in your name and held by the transfer agent (EquiServe) in an account. Any vested shares will continue to be held in your account until you decide to sell them or you decide to move them to another brokerage account.

Do I receive dividends on my restricted shares?

Restricted shares are eligible to receive dividends on both vested and unvested shares. Dividends are paid to you.

This booklet provides a brief description of the Blockbuster Global Exchange of Stock Options Program. If there is a discrepancy between this booklet and the Offer to Exchange, the Offer to Exchange will govern. Receipt of a restricted share award or stock option award does not constitute a contract of employment or a guarantee of future employment with Blockbuster.

The terms and conditions of your awards are contingent upon continued employment with Blockbuster. If you leave Blockbuster for any reason, you will forfeit any unvested shares.

If I sell my restricted shares after vesting, will I have to pay a broker fee?

Yes. The commission is $10.00 flat fee plus $.10 per share.

Am I subject to insider trading laws with respect to the sale of vested shares?

Yes. As with any sale of Blockbuster Inc. securities, you are subject to insider trading laws. If you are an insider, you must follow standard pre-clearance procedures prior to the sale of any vested shares, including sales of vested shares to satisfy tax withholding obligations.

What happens to my restricted shares if I leave Blockbuster?

If your employment with Blockbuster ends for any reason (termination, retirement, disability, death, etc.), unvested restricted shares are forfeited. Once your restricted shares vest, they are yours to keep.

Can I sell or give my restricted shares to someone else?

No. Your restricted shares are nontransferable until your shares vest. After your restricted shares vest, you are free to transfer the shares, subject to applicable securities laws, our securities trading policies, and payment of withholding taxes and applicable commissions.